Exhibit 99.1

NEWS RELEASE

Nabors Announces Second Quarter Results

HAMILTON, Bermuda, July 31, 2018 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported second quarter 2018 operating revenue of $762 million, compared to operating revenue of $734 million in the first quarter, a 4% increase.  Net income from continuing operations attributable to Nabors common shareholders for the quarter was a loss of $202 million, or $0.61 per share, compared to a loss of $144 million, or $0.46 per share, in the prior quarter.  Results for the second quarter included a loss on the sale of Middle East offshore rigs of $63.7 million (or $0.20 per share, after tax) and transaction charges of $5.9 million ($0.02 per share, after tax).

Anthony Petrello, Nabors Chairman and CEO, commented, “The second quarter either largely matched or exceeded our expectations.  We continued to make significant progress in all of our segments, with especially strong results in U.S. Drilling.  The main highlights of the quarter were numerous rate increases in the Lower 48, as contracts rolled over, with a corresponding increase in daily margins to $7,400; the startup of our MODSTM 400 platform rig in the Gulf of Mexico; and a sharp rebound in Rig Technologies.

“We completed an equity issuance which reduced our leverage.  We also sold three of our Saudi Arabia jackups.  For these two transactions, the combined proceeds and corresponding net debt reduction was approximately $660 million.  As we had forecasted, we generated positive cash flow before these two transactions, demonstrating our commitment to capital discipline, cash generation and reducing our leverage.

“During the second quarter, we secured awards for 13 incremental rigs globally.  We signed three-year contracts for six upgraded rigs with one operator to be deployed progressively through January 2019, and received awards for three more, all for operations in the Permian.  We are in discussions for additional upgraded rigs with operators in multiple basins in the Lower 48.  In the international markets, we were awarded four incremental rigs and are negotiating with customers for additional rigs.  Across our global markets, demand for high-specification rigs is increasing.  With our inventory of readily available rigs internationally and upgradable rigs in the Lower 48, this should translate into a high success rate.”

Consolidated and Segment Results

Adjusted operating income for the Company was a loss of $31 million during the quarter, compared to a loss of $45 million in the first quarter.  Quarterly consolidated adjusted EBITDA increased to $188 million compared to $168 million in the previous quarter, an 11% increase.  During the second quarter, the Company averaged 215 rigs operating at an average gross margin of $12,262 per rig day.  This compares to 228 rigs at $11,470 per rig day in the first quarter.  The reduction in rig count primarily reflects reduced seasonal activity in Canada.

The U.S. Drilling segment reported a 19% sequential increase in adjusted EBITDA, to $87 million.  Much of the increase is attributable to the April 1 commencement of full operating rate on the MODSTM 400 deepwater platform rig in the Gulf of Mexico.  In the Lower 48, average daily gross margin increased by more than $450 to $7,400, while rig count was stable.  Higher daily operating rates and improved rig-move efficiency accounted for the margin increase.

International Drilling adjusted EBITDA decreased sequentially by $1.4 million, to $123 million.  Quarterly rig count declined by 1.5 to 93.  The sale of the jackups in early June accounted for just under a one rig reduction.  The expiration of the contract for a rig in India was partially offset by the start of four rigs in Colombia, very late in the quarter.  Margin per day decreased from $16,600 to $16,350 on the partial absence of the Saudi jackup activity, including one jackup which was off rate in the shipyard.  During the third quarter, Nabors will experience the full quarter impact of the Saudi jackup sale.

Canada Drilling operations posted a seasonal decline in adjusted EBITDA to $5.0 million from $9.3 million in the first quarter.  Daily gross margin increased 14% to $6,600, due primarily to the shift toward higher-spec rigs during the spring breakup period.

In Drilling Solutions, adjusted EBITDA of $14.8 million was essentially in line with the prior quarter, despite a $2.8 million reduction in revenue.  The seasonal decline in Canada rig count had a negative impact on performance software revenue.  During the quarter the Company made significant advances on its plans to rationalize its presence in various low-margin geographies and product lines added with the Tesco acquisition.  Next quarter, the Company expects to increase adjusted EBITDA on its way to achieving its fourth quarter target.

In the Rig Technologies segment, second quarter adjusted EBITDA improved to $0.4 million compared to a loss of $8.7 million in the first quarter.  Several shipments of capital equipment — six top drives — were delayed during the first quarter and shipped during the second quarter. Aftermarket sales also increased during the second quarter.

William Restrepo, Nabors Chief Financial Officer, stated, “Net debt decreased by $681 million in the second quarter to just under $3.2 billion, primarily due to the proceeds from the issuance of equity which amounted to $581 million.  We ended the quarter with the revolving credit facility undrawn.  The sale of offshore rigs in the Middle East netted proceeds of approximately $82 million, including approximately $62 million in cash.  Excluding the impact of these transactions, Nabors generated cash flow of $18 million during the second quarter.  In early July, we redeemed the remaining $303 million of our 9.25% senior notes outstanding.  Our next debt maturities are not until the second half of 2020.  For the balance of 2018, we expect our operating results and other favorable developments will lead to positive cash flow for the full year 2018.”

Mr. Petrello concluded, “Our results should continue to improve.  We are optimistic that demand in our global markets will continue to strengthen.  In the near term, Lower-48 pricing continues to increase.  We expect to add rigs to our global fleet by year end, in addition to the seasonal recovery in Canada.  Our integration and automation initiatives should continue to drive growth in our Nabors Drilling Solutions and Rig Technologies Segments.”

About Nabors

Nabors Industries (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result, of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues.  Adjusted operating income (loss) is computed similarly, but also subtracts depreciation and amortization expenses from operating revenues. Net debt is computed by subtracting the sum of cash and short-term investments from total debt.  Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make.  However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2018	2017	2018	2018	2017

Revenues and other income:
Operating revenues	$761,920	$631,355	$734,194	$1,496,114	$1,193,905
Earnings (losses) from unconsolidated affiliates	(1)	—	2	1	2
Investment income (loss)	(3,164)	(886)	465	(2,699)	(165)
Total revenues and other income	758,755	630,469	734,661	1,493,416	1,193,742

Costs and other deductions:
Direct costs	493,975	417,521	475,403	969,378	805,165
General and administrative expenses	67,823	63,695	74,571	142,394	127,104
Research and engineering	12,439	11,343	15,806	28,245	23,100
Depreciation and amortization	218,262	208,090	213,448	431,710	411,762
Interest expense	60,592	54,688	61,386	121,978	111,206
Other, net	77,601	10,104	14,089	91,690	23,614
Total costs and other deductions	930,692	765,441	854,703	1,785,395	1,501,951

Income (loss) from continuing operations before income taxes	(171,937)	(134,972)	(120,042)	(291,979)	(308,209)
Income tax expense (benefit)	23,278	(19,496)	23,545	46,823	(45,105)

Income (loss) from continuing operations, net of tax	(195,215)	(115,476)	(143,587)	(338,802)	(263,104)
Income (loss) from discontinued operations, net of tax	(584)	(15,504)	(75)	(659)	(15,943)

Net income (loss)	(195,799)	(130,980)	(143,662)	(339,461)	(279,047)
Less: Net (income) loss attributable to noncontrolling interest	(2,953)	(1,971)	(539)	(3,492)	(2,888)
Net income (loss) attributable to Nabors	$(198,752)	$(132,951)	$(144,201)	$(342,953)	$(281,935)
Less: Preferred stock dividend	$(3,680)	$—	$—	$(3,680)	$—
Net income (loss) attributable to Nabors common shareholders	$(202,432)	$(132,951)	$(144,201)	$(346,633)	$(281,935)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(201,848)	$(117,447)	$(144,126)	$(345,974)	$(265,992)
Net income (loss) from discontinued operations	(584)	(15,504)	(75)	(659)	(15,943)
Net income (loss) attributable to Nabors common shareholders	$(202,432)	$(132,951)	$(144,201)	$(346,633)	$(281,935)

Earnings (losses) per share:
Basic from continuing operations	$(0.61)	$(0.41)	$(0.46)	$(1.08)	$(0.93)
Basic from discontinued operations	—	(0.05)	—	—	(0.06)
Total Basic	$(0.61)	$(0.46)	$(0.46)	$(1.08)	$(0.99)

Diluted from continuing operations	$(0.61)	$(0.41)	$(0.46)	$(1.08)	$(0.93)
Diluted from discontinued operations	—	(0.05)	—	—	(0.06)
Total Diluted	$(0.61)	$(0.46)	$(0.46)	$(1.08)	$(0.99)

Weighted-average number of common shares outstanding:
Basic	328,372	278,916	308,788	318,580	278,348
Diluted	328,372	278,916	308,788	318,580	278,348

Adjusted EBITDA	$187,683	$138,796	$168,414	$356,097	$238,536

Adjusted operating income (loss)	$(30,579)	$(69,294)	$(45,034)	$(75,613)	$(173,226)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
(In thousands)	2018	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$636,546	$393,587	$365,366
Accounts receivable, net	780,247	733,541	698,477
Assets held for sale	35,963	36,404	37,052
Other current assets	329,715	330,841	346,441
Total current assets	1,782,471	1,494,373	1,447,336
Property, plant and equipment, net	5,709,895	5,969,063	6,109,565
Goodwill	172,817	172,982	173,226
Other long-term assets	635,105	663,412	671,857
Total assets	$8,300,288	$8,299,830	$8,401,984

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$243	$375	$181
Other current liabilities	873,539	766,453	919,295
Total current liabilities	873,782	766,828	919,476
Long-term debt	3,818,613	4,256,160	4,027,766
Other long-term liabilities	310,726	333,438	311,971
Total liabilities	5,003,121	5,356,426	5,259,213

Redeemable noncontrolling interest in subsidiary	208,519	206,396	203,998

Equity:
Shareholders’ equity	3,063,034	2,709,608	2,911,816
Noncontrolling interest	25,614	27,400	26,957
Total equity	3,088,648	2,737,008	2,938,773
Total liabilities and equity	$8,300,288	$8,299,830	$8,401,984

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2018	2017	2018	2018	2017

Operating revenues:
U.S. Drilling	$264,395	$187,344	$241,002	$505,397	$349,278
Canada Drilling	17,442	17,121	31,887	49,329	44,929
International Drilling	377,986	380,338	368,845	746,831	718,561
Drilling Solutions	59,859	31,829	62,648	122,507	59,194
Rig Technologies (1)	81,321	61,185	64,669	145,990	105,261
Other reconciling items (2)	(39,083)	(46,462)	(34,857)	(73,940)	(83,318)
Total operating revenues	$761,920	$631,355	$734,194	$1,496,114	$1,193,905

Adjusted EBITDA: (3)
U.S. Drilling	$86,923	$37,791	$73,067	$159,990	$64,420
Canada Drilling	4,963	4,177	9,299	14,262	10,512
International Drilling	122,631	134,784	123,990	246,621	243,440
Drilling Solutions	14,765	7,623	14,728	29,493	10,569
Rig Technologies (1)	446	(2,151)	(8,684)	(8,238)	(7,204)
Other reconciling items (4)	(42,045)	(43,428)	(43,986)	(86,031)	(83,201)
Total adjusted EBITDA	$187,683	$138,796	$168,414	$356,097	$238,536

Adjusted operating income (loss): (5)
U.S. Drilling	$(13,107)	$(56,079)	$(19,746)	$(32,853)	$(119,261)
Canada Drilling	(4,608)	(5,014)	(592)	(5,200)	(9,025)
International Drilling	24,486	36,174	24,536	49,022	48,148
Drilling Solutions	7,546	3,772	8,721	16,267	2,794
Rig Technologies (1)	(3,433)	(5,040)	(12,976)	(16,409)	(13,171)
Other reconciling items (4)	(41,463)	(43,107)	(44,977)	(86,440)	(82,711)
Total adjusted operating income (loss)	$(30,579)	$(69,294)	$(45,034)	$(75,613)	$(173,226)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	112.1	100.6	111.8	112.0	94.7
Canada Drilling	10.2	12.4	21.1	15.6	17.1
International Drilling	93.1	92.7	94.6	93.8	91.3
Total average rigs working	215.4	205.7	227.5	221.4	203.1

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(1)                                 Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)                                 Represents the elimination of inter-segment transactions.

(3)                                 Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)                                 Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)                                 Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)                                 Represents a measure of the average number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2018	2017	2018	2018	2017

Adjusted EBITDA	$187,683	$138,796	$168,414	$356,097	$238,536
Depreciation and amortization	(218,262)	(208,090)	(213,448)	(431,710)	(411,762)
Adjusted operating income (loss)	(30,579)	(69,294)	(45,034)	(75,613)	(173,226)

Earnings (losses) from unconsolidated affiliates	(1)	—	2	1	2
Investment income (loss)	(3,164)	(886)	465	(2,699)	(165)
Interest expense	(60,592)	(54,688)	(61,386)	(121,978)	(111,206)
Other, net	(77,601)	(10,104)	(14,089)	(91,690)	(23,614)
Income (loss) from continuing operations before income taxes	$(171,937)	$(134,972)	$(120,042)	$(291,979)	$(308,209)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	June 30,	March 31,	December 31,
(In thousands)	2018	2018	2017
	(Unaudited)

Current portion of debt	$243	$375	$181
Long-term debt	3,818,613	4,256,160	4,027,766
Total Debt	3,818,856	4,256,535	4,027,947
Less: Cash and short-term investments	636,546	393,587	365,366
Net Debt	$3,182,310	$3,862,948	$3,662,581

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